EXHIBIT 10.102


                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of the 1st day of July, 1998, by and between AUTO VENTSHADE COMPANY, a Delaware corporation ("AVC") and STAN SCARBOROUGH, an individual ("Executive");

                                   WITNESSETH:

         WHEREAS, Executive has been actively involved in the business of AVC and its predecessor, Liberty Specialties, Inc., a Delaware corporation ("Liberty"), as an employee;

         WHEREAS, AVC and Executive previously entered into an Employment and Non-Competition Agreement dated as of November 21, 1994 in connection with that certain Agreement for Purchase and Sale of Assets by and between AVC and Liberty;

         WHEREAS, Executive has agreed to be employed and not to compete with AVC to the extent set forth below; and

         WHEREAS, AVC desires to retain the services of Executive and Executive desires to be retained by AVC;

         NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and in consideration of the payments by AVC to Executive required below, the parties hereto agree as follows:

         1. Employment. Subject to the termination provisions of Section 5, AVC shall employ Executive as the Vice President - Sales and Marketing of AVC for a period of eighteen (18) months from the date hereof. Executive shall be responsible for doing and performing all services, acts or things necessary or advisable to fulfill the duties associated with such position in a manner consistent with past practice of Executive on behalf of AVC and shall report to the Chief Executive Officer. Executive shall diligently, faithfully and competently perform all his duties and shall devote as much of his productive time and abilities to the performance of such duties as is required to accomplish such duties.

         2. Ongoing Payments. While Executive is employed pursuant to this Agreement, AVC will pay Executive a salary at a rate of One Hundred and Fifteen Thousand Dollars ($115,000) per annum, payable in substantially equal monthly or more frequent installments.

         3. Bonuses.

                  (a) Regular Bonus. In addition to the salary set forth in
Section 2 above, AVC shall pay Executive a bonus equal to 2.0% of AVC's adjusted operating profit for the respective fiscal year, before acquisition interest expense (but after working capital interest expense), interest income, other income and expenses, amortization expense and income taxes of AVC, and before management fees or general corporate overhead charges (which charges do not reflect actual operating costs of AVC's business) allocated to AVC by The Jordan Company LLC or its affiliates ("EBITA"). Such amount, if any, to which Executive is entitled under this Section 3(a) shall be payable not later than 90 days following the end of each fiscal year of AVC during which this Agreement is in effect and shall be based upon the audited financial statements of AVC for each such fiscal year. Nothwithstanding the foregoing, effective upon a Change of Control (defined below), the bonus shall be reduced from 2.0% of EBITA to

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1.0% of EBITA. Accordingly, the bonus payable for the fiscal year during which a such Change of Control occurs shall be calculated in two segments based upon the number of calendar days elapsed before and after the Change of Control as set forth below:

                  (i) 2.0% multiplied by the EBITA for the full fiscal year, multiplied by a quotient determined by dividing the number of calendar days in such fiscal year prior to the Change of Control by 365; plus

                  (ii) 1.0% multiplied by the EBITA for the full fiscal year, multiplied by a quotient determined by dividing the number of calendar days in such fiscal year after the Change of Control (plus one) by 365.

                  The term "Change of Control" shall mean either (i) an arm's length sale of 80% or more of the then outstanding voting capital stock or Ventshade Holdings, Inc. ("Holdings"), the parent corporation of AVC (a "Stock Sale") or (ii) the sale of all or substantially all of the assets of AVC (an "Asset Sale"), in either case, to a third party that is not an affiliate (as such term is used in the Federal securities laws) of The Jordan Company LLC.

                  (b) Change of Control Bonus. In the event of a Change of Control of Holdings, AVC shall pay to Executive an additional bonus equal to $200,000 plus 21.25% multiplied by the Applicable Net Shareholder Proceeds (defined below) resulting from the Change of Control. The bonus payable to Executive pursuant to this Section 3(b) shall be due and payable by AVC upon a Change of Control, except to the extent that any of the proceeds are held in escrow (the "Escrowed Funds") and not paid on the date of the Change of Control, an amount equal to 21.25% of such Escrowed Funds, multiplied by the maximum Applicable Percentage set forth below, shall not be paid concurrently with the Change of Control, but shall be due and payable by AVC only if, and to the extent and subject to any adjustments in accordance with the related purchase agreement, within 10 days after the date(s) the Escrowed Funds are released to the Shareholders of AVC in the event of a Stock Sale or such Escrowed Funds are released to AVC in the event of an Asset Sale. The term "Applicable Net Shareholder Proceeds" shall mean $2,350,000 plus the percentage of Net Shareholder Proceeds (defined below), in excess of the levels set forth below and determined on a cumulative basis:

                           Applicable Net Shareholder
                               Percentage                    Proceeds
                               ----------                    --------
                                    5%               $30,000,000 - $34,999,999
                                   10%               $35,000,000 - $39,999,999
                                   15%               $40,000,000 - $44,999,999
                                   20%               $45,000,000 - $49,999,999
                                   25%               $50,000,000 or more

                  The term "Net Shareholder Proceeds" means (i) in the case of a Stock Sale, the cash consideration actually received by the shareholders of Holdings; or (ii) in the case of an Asset Sale, the cash consideration actually received less the liabilities of AVC retained by AVC, in each case, subject to adjustment pursuant to the related purchase agreement and after deducting all of the following expenses:

                  (i) all principal, interest and other amounts payable in connection with the Revolving Credit and Term Loan Agreement dated November 21, 1994, as

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         amended, among AVC, Holdings and BankBoston, N.A., as agent for itself and the other lending institutions a party thereto;

                  (ii) all principal, interest and other amounts payable in connection with the MCIT Purchase Agreement, dated November 21, 1994, as amended, between Holdings and MCIT PLC;

                  (iii) the redemption price, including all accrued and unpaid dividends, payable to the holders of the Nonvoting Preferred Stock and Special Voting Preferred Stock issued by Holdings;

                  (iv) all amounts payable pursuant to the Management Consulting Agreement, dated November 21, 1994, between Holdings and TJC Management Corporation;

                  (v) all amounts payable to Bowles Hollowell Conner & Co. in connection with the Change of Control;

                  (vi) the $550,000 Non-Competition payment to Asa R. Phillips;

                  (vii) the general bonus actually paid, if any, to other employees of AVC in connection with the Change of Control in an amount to be determined by AVC; and

                  (viii) all other expenses incurred by Holdings or AVC in connection with the Change of Control including, without limitation, all attorneys' fees, accounting fees and other out of pocket costs to the extent not set forth above.

         4. Benefits. While Executive is employed, AVC will provide for Executive's participation in benefit programs identified on Exhibit A to this Agreement.

         5. Term of Employment; Termination.

                  (a) The "Term of Employment" shall commence on the date hereof and shall continue for a term of eighteen (18) months; provided that (i) such term shall continue for the twelve (12) month period following such eighteen
(18) month period, and for each twelve (12) month period thereafter; unless at least 180 days prior to the scheduled expiration date, either the Executive or AVC notifies the other of its decision not to continue such term; and (ii) should the Executive's employment by AVC be earlier terminated pursuant to
Section 5(b), the Term of Employment shall end on the date of such earlier termination.

                  (b) Executive agrees and understands that the Term of Employment may be terminated at any time by AVC: (i) upon the death ("Death") of the Executive; (ii) in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, Executive's duties hereunder for a continuous period of 180 days ("Disability"); (iii) for Cause (as defined in Section 5(c)); or (iv) for any other reason or no reason, it being understood that no reason is required ("Without Cause"). Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of AVC's business, and that nothing contained herein or otherwise stated by or on behalf of AVC modifies or amends the right of AVC to terminate the employment of Executive at any time, with or without cause. Termination shall become effective upon the delivery by AVC to the Executive of five (5) business days' notice specifying such termination and the reasons therefor.

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                  (c) For the purposes of this Section 5, "Cause" shall mean any of the following: (i) Executive's conviction of any crime or criminal offense involving monies or other property, or any felony involving moral turpitude;
(ii) Executive's conviction of fraud or embezzlement; (iii) Executive's willful breach of any of Executive's fiduciary duties to AVC or its stockholders or making of a willful misrepresentation or willful omission which breach, misrepresentation or omission might reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of AVC after written notice from AVC and 30 day opportunity for Executive to cure such breach, misrepresentation or omission; (iv) Executive's willful neglect or failure to discharge Executive's duties, responsibilities or obligations prescribed in Section 1 after written notice from AVC and 30 day opportunity for Executive to cure such neglect or failure to discharge such duties, responsibilities or obligations; (v) Executive's habitual drunkenness or substance abuse after written notice from AVC and 30 day opportunity for Executive to cure such habitual drunkenness or substance abuse;
(vi) Executive's gross incompetence or gross insubordination after written notice from AVC and 30 day opportunity for Executive to cure such gross incompetence or gross insubordination; (vii) Executive's willful and material breach or violation of this Agreement including without limitation, those provisions set forth in Sections 6 and 7 of this Agreement; of (viii)
Executive's voluntary resignation due to any circumstance other than is described in Sections 5(d)(aa)(ii) and 5(d)(aa)(iii) below.

                  (d) (aa) In the event Executive's employment is terminated (i) by AVC Without Cause as described in Section 5(b)(iv), or (ii) by Executive as a result of resignation or voluntary termination due to a material and willful breach of its obligations under this Agreement (any of such circumstances hereinafter referred to as "Good Reason"), or (iii) by Executive as a result of a relocation by Holdings of its principal offices to a location more than 100 miles from its current location (unless such relocation is recommended by the management of AVC), AVC will nevertheless pay to Executive the amounts to which he would be entitled under Sections 2 and 3(a) through December 31, 1999, but only as and when said amounts would be due during the initial term hereof as if termination had not occurred. AVC shall not pay any amounts under Sections 3(b) or 4 except that AVC shall continue to maintain at its expense the benefits identified on Exhibit A (except that no car or car phone shall be provided), for Executive from the effectiveness of the termination through December 31, 1999. AVC shall have the right to offset and deduct from any amounts or benefits due or owing to Executive under this Section 5(d)(aa) an amount or benefit equal to that earned by Executive from other employment or consulting activities during the period payments or benefits are due him under this Section 5(d)(aa), except for amounts or benefits earned by Executive from Scarborough Properties or other personal investment activities.

                      (bb) In the event that Executive's employment is terminated by AVC for Disability as described in Section 5(b)(ii), AVC will pay to Executive the amounts to which he would be entitled under Sections 2 and 3(a) for the period from effectiveness of termination through the earlier of (x) the first anniversary date of such terminations, or (y) December 31, 1999, but only as and when said amounts would be due during the initial term hereof as if said termination had not occurred, with the bonus to be paid on a Pro Rata Basis for any period which is less than a full fiscal year; and AVC will not pay any amount under Sections 3(b) or 4, except that AVC shall continue to maintain at its expense the benefits identified on Exhibit A (except that no car or car phone shall be provided), for Executive from the effectiveness of the termination through the earlier of (x) one year following such termination, or
(y) December 31, 1999. AVC shall have the right to offset and deduct from any amounts or benefits due or owing to Executive under this Section 5(d)(bb), but only against payments due under Section 2 hereof,

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


the amount of the benefit (monthly or otherwise) which Executive actually realizes from the group long-term disability insurance payment provided on Exhibit A hereto.

                      (cc) In the event Executive's employment is terminated by AVC for Death as described in Section 5(b)(i), there will be no amounts owing by AVC to the Executive under Sections 2, 3 or 4 from and after the effectiveness of termination; except that (i) AVC shall pay Executive's estate a bonus 90 days after the end of the fiscal year after such termination, calculated in accordance with the formula set forth in Section 3(a), and said bonus to paid on a Pro Rata Basis for that number of months between January 1 of the year and last day of the month in which the terminations occurs, and (ii) AVC shall pay Executive's estate the amounts specified under Section 2 for the period from the effectiveness of termination through December 31, 1999, but only as and when said amounts would be due during the initial term hereof, as if termination had not occurred.

                      (dd) In the event Executive's employment is terminated by AVC for Cause as described in Section 5(b)(iii), or by Executive as a result of resignation or voluntary termination due to any circumstance other than for Good Reason as described in Section 5(d)(aa)(ii) or as a result of a relocation as described in Section 5(d)(aa)(iii) above, there will be no amounts owing by AVC to the Executive under Sections 2, 3 or 4, or any other part of this Agreement (except any Mandatory Non-Competition Payment or Optional Non-Competition Payment as defined below), from and after the effectiveness of termination; except that (i) in any event AVC shall pay Executive a bonus within 90 days after the end of the fiscal year after such termination, calculated in accordance with the formula set forth in Section 3(a), and (ii) said bonus to be paid on a Pro Rata Basis for that number of months between January 1 or the year and last day of the month in which the termination occurs.

                      (ee) For purposes of this Section 5(d), the computation of a bonus on a Pro Rata Basis shall mean an amount of EBITA resulting from Executive's bonus percentage set forth in Section 3(a) multiplied time an amount equal to that fraction of AVC's EBITA for the full fiscal year with respect to which such bonus is to be paid (as reflected in AVC's audited financial statements), the numerator of such fraction being the number of months from January 1 of the year of which such bonus is to be paid to the end of the month in which the last payment is to occur, and the denominator being twelve (12).

                  (e) All determinations pursuant to this Section 5 shall be made by AVC's Board of Directors (not including Executive), in its reasonable discretion; provided, however, unless such coverage is not in effect, that the determination whether Executive suffers from Disability shall be made by the insurer providing the group long-term disability coverage set forth in Exhibit A in accordance with the terms of the policy providing such coverage, after notice to Executive from AVC which shall require Executive to submit a claim for disability benefits under such policy. In the event Executive disagrees with such determination or any other determination under this Section 5, such dispute shall be submitted immediately to arbitration as described in Section 12 to allow the arbitrator(s) to make an independent determination of the matter in dispute, which determination shall be conclusive. Until such dispute is settled by arbitration, Executive shall continue to be paid all amounts due under this Agreement as if such determination had not been made; provided, however, in the event that the arbitrator(s) agrees with AVC's determination, Executive shall reimburse AVC for any amounts and benefits that would not have been paid to Executive pursuant to the terms hereof if Executive had not disagreed with the determination made by the Board of Directors.

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         6. Restrictive Covenants; Payments.

                  (a) For the period with respect to which AVC is making any payments to Executive under Section 2 of this Agreement, and during any subsequent Quarter Year Time Periods, for which periods AVC actually makes consecutive Mandatory Non-Competition Payments (defined below) or Optional Non-Competition Payments (defined below) to Executive, Executive shall not:

                  (i) directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other ownership, executive or management position, engage or assist in activities, or have any active interest, of an ownership, executive, management or consulting nature in a business located anywhere in (a) the United States of America, (b) the Republic of Mexico, (c) the Dominion of Canada, or (d) any other country in North, Central or South America where AVC currently distributes or, as of the date hereof has definite plans to commence distribution within one (1) year of execution of this Agreement, that competes with the business of manufacturing, distributing or marketing golf cart roofs and other golf cart parts, visors and shades and other similar products used on motor vehicles, including, but not limited to window visors and shades, window deflectors, sunroof deflectors, hood-mounted stone and bug deflectors, door sill protectors, and headlight and taillight covers and sun visors or any business that as of the date hereof AVC has definite plans to commence or any product that AVC has definite plans to manufacture, distribute or market, within one (1) year of the execution of this Agreement. Notwithstanding the above, this paragraph shall not be construed to prohibit Executive from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter;


                  (ii) directly or indirectly, whether as principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other ownership, executive or management position whatsoever, (i) divert or attempt to divert from AVC any business with any customer or account or prospective customer or account with which Executive had any business contact or business association, which was under the supervision of Executive, or the identity of which was learned by Executive as a result of Executive's employment with AVC or Liberty, or (ii) induce any salesman, distributor, supplier, vendor, manufacturer, representative, agent, jobber or other person transacting business with AVC to represent, distribute or sell services or products in competition with services or products of AVC, or (iii) induce or cause any employee of AVC to leave the employ of AVC, other than in the course of loyal discharge of his duties as an executive of AVC. Notwithstanding the above, this paragraph shall not be construed to prohibit Executive from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

                  (b) For purposes of this Agreement, "Quarter Year Time Period" shall mean any three month period of a calendar year; "Mandatory Non-Competition Payments" shall mean four consecutive payments required to be paid by AVC to the Executive and equal to one hundred percent (100%) of Executive's quarterly salary being paid under Section 2 hereof, which payments are to be made quarterly within ten (10) days of the start of each Quarter Year

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Time Period and the first such payment is to be made within ten (10) days after the termination of Executive's employment; and "Optional Non-Competition Payments" shall mean optional payments made by AVC to the Executive equal to eight percent (80%) of Executive's quarterly salary being paid under Section 2 hereof, which payments, if made, shall be paid quarterly within ten (10) days of the start of each Quarter Year Time Period following the four Quarter Year Time Periods during which the Mandatory Non-Competition Payments are made, except for the first Optional Non-Competition Payment which shall be due as provided below. In order for AVC to elect to commence the Optional Non-Competition Payments, AVC shall deliver to Executive within fifteen (15) business days prior to the expiration of the fourth Quarter Year Time Period relating to the last Mandatory Non-Competition Payment, a written notice of such election, together with the payment of the first Optional Non-Competition Payment.

         7. Non-Disclosure. Executive shall not, except in connection with the loyal discharge of his duties as an executive of AVC, at any time or in any manner, directly or indirectly, knowingly disclose to any party other than AVC any trade secrets or other Confidential Information (as defined below) learned or obtained by him while a stockholder, officer, director or employee of AVC or Liberty. As used herein, the term "Confidential Information" means information disclosed to or known by Executive as a consequence of his position with AVC or Liberty and not generally known in the industry in which AVC is engaged and that in any way related to AVC's products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling (all of which is referred to herein as "Confidential Information").

         8. Affiliate Transactions. Except for reimbursement of travel expenses of Executive's spouse in connection with assistance provided at trade shows at which AVC participates, use of services of family members of Executive on a part-time or piece-work contract basis, at reasonable arm's length compensation rates, or as approved by the Board of Directors of AVC, for as long as Executive is employed by AVC, or Executive or any member of his family is the beneficial owner of any stock of AVC, neither Executive, any member of his family nor any affiliate (as such term is used in the Federal securities laws) of Executive shall engage, directly or indirectly, in any business transaction with AVC or any of its affiliates.

         9. Business Expenses. Executive is authorized to incur reasonable expenses for promoting the business of AVC, including expenses for entertainment, travel, and similar items. AVC shall reimburse Executive for all reasonable expenses upon the presentation by Executive, from time to time, of an itemized account of such expenditures.

         10. Specific Performance. The parties hereto agree that their rights hereunder are special and unique and that any violation thereof would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

         11. Notices. Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by a national recognized overnight delivery service, with delivery confirmed, or (iii) telexed or telecopied, with receipt confirmed, addressed as follows:

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         (a)      If to Executive:

                  Mr. Stan Scarborough
                  100 Field Stone Lane
                  Peachtree City, Georgia  30269

         (b)      If to AVC to:

                  Mr. Asa R. Phillips, President
                  655 Raco Drive
                  Lawrenceville, Georgia  30045

                  with a copy to:

                  Jonathon F. Boucher
                  c/o The Jordan Company
                  767 Fifth Avenue, 48th Floor
                  New York, New York  10153

                  with a second copy to:

                  G. Robert Fisher, Esq.
                  Bryan Cave LLP
                  1200 Main Street, Suite 3500
                  Kansas City, Missouri  64105

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or
(iii) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

         12. Arbitration. Any controversy or claim arising out of or under this Agreement, or the alleged breach therof, including, but not limited to, any question as to the arbitrability of any such controversy or claim, shall be immediately submitted and settled by an arbitration administered by the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of AAA, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration pursuant hereto shall be conducted in Atlanta, Georgia, and any award rendered by the arbitrator(s) shall be in strict accordance with the terms and provisions of this Agreement.

         13. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations here under shall be assigned by Executive.

         14. Governing Law. This Agreement shall be governed by the law of the state of Georgia as to all matters, including, but not limited to, matters of validity, construction, effect and

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performance, except that no doctrine of choice of law shall be used to apply any law other than that of Georgia.

         15. Severability. AVC and Executive believe the covenants against competition contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of AVC. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction. Without limiting the foregoing, the parties intend that the covenants and agreements contained in Section 6 shall be deemed to be a series of separate covenants and agreements, one for each state in the United States of America and for each country in North, Central or South America then covered by the provisions of Section 6. If, in any judicial or arbitration proceeding, a court or arbitrator shall refuse to enforce all the separate covenants and agreements deemed to be included in
Section 6, it is it the intention of the parties hereto that the covenants and agreements which, if eliminated, would permit the remaining separate covenant and agreements to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of Section 6.

         16. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                                        AVC:
                                        AUTO VENTSHADE COMPANY



                                        By:  /s/ Jonathon F. Boucher
                                          ----------------------------
                                           Jonathon F. Boucher, Vice President


                                        EXECUTIVE:



                                        By:  /s/ Stan Scarborough
                                          -----------------------
                                           Stan Scarborough

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                                    EXHIBIT A


                  AVC-furnished car and all related expenses
                  100% medical/dental insurance paid
                  All non-insurance medical expenses paid (up to $10,000 per year)
                  $50,000 Life Insurance
                  $30,000 Life Insurance attached to medical insurance Continued group long-term disability, short-term disability and accidental death and dismemberment
                  Car phone
                  Annual Physical

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